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                                                                     EXHIBIT 8.2

                     [Form of Shaw Pittman LLP Tax Opinion]

                                 [_______], 2001

LifeMinders, Inc.
13530 Dulles Technology Drive
Suite 500
Herndon, VA 20170


Ladies and Gentlemen:

         We have acted as counsel for LifeMinders, Inc., a Delaware corporation ("LifeMinders"), in connection with the preparation and execution of the Amended and Restated Agreement and Plan of Merger (the "Agreement") dated August 20, 2001, by and among LifeMinders and Cross Media Marketing Corporation, a Delaware corporation ("Cross Media"). Pursuant to the Agreement, LifeMinders will merge with and into Cross Media (the "Merger"). The delivery of an opinion in substantially the form hereof is a condition to the obligation of LifeMinders to consummate the Merger, pursuant to Section 7.2(d) of the Agreement. Issuance of a similar opinion to Cross Media is a condition to the obligation of Cross Media to consummate the Merger, pursuant to Section 7.3(d) of the Agreement, which we understand will be issued by Blank Rome Comisky & McCauley LLP, as special counsel to Cross Media. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including exhibits), the Joint Proxy Statement/Prospectus contained in Schedule 14A filed with the Securities and Exchange Commission by LifeMinders on _______________, including all annexes thereto, (the "Joint Proxy Statement/Prospectus"), certificates of officers of Cross Media and LifeMinders, (the "Officers' Certificates") provided to our firm, and such other documents pertaining to the Merger as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed without any independent investigation that:

         1. The statements, covenants, representations and warranties contained in: (a) the Agreement, (b) the Officers' Certificates, (c) the Joint Proxy Statement/Prospectus and (d) all other instruments and documents related to the formation and operation of LifeMinders and Cross Media examined by and otherwise made available to or relied upon by Shaw Pittman LLP and Blank Rome Comisky & McCauley LLP in connection with their opinions, are true and correct in all material respects



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LifeMinders, Inc.
[________], 2001
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and will continue to be true and correct in all material respects as of the
Effective Time and all other relevant times, and no actions have been or will be taken which are inconsistent with such statements, covenants, representations and warranties;

         2. That original documents (including signatures) submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been (or will be at the Effective Time) duly and validly executed and delivered;

         3. That all covenants contained in the Agreement made by Cross Media and LifeMinders are performed without waiver or breach of any material provision;

         4. That any representation or statement contained in the Agreement or the Officers' Certificates that is made "to the knowledge of," "to the best of knowledge" or similarly qualified is correct without being so qualified;

         5. That the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and is effective under the applicable state laws;

         6. That the Merger is reported by Cross Media and LifeMinders on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

         7. That an opinion of counsel, substantially identical in substance to this opinion, will be delivered to Cross Media from Blank Rome Comisky & McCauley LLP, and will not be withdrawn prior to the Effective Time.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Joint Proxy Statement/Prospectus, it is our opinion that:

         (A) the Merger will qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code, and therefore;

         (B) no gain or loss will be recognized for federal income tax purposes by Cross Media or LifeMinders as a result of the Merger; and

         (C) gain (but not loss) will be recognized for federal income tax purposes by the stockholders of LifeMinders upon their exchange of LifeMinders Common Stock in the Merger not in excess of the amount of cash, if any, received in the Merger.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative



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LifeMinders, Inc.
[________], 2001
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changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on ____________ by Cross Media Marketing Corporation (the "Registration Statement") which includes the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act or the rules or regulations promulgated thereunder. This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in
Section 7.2(d) of the Agreement. This opinion letter (and the opinion expressed herein) may not be relied on by you for any other purpose, or relied on by, or furnished to, any other person, firm or corporation without our prior written consent.

                                 Very truly yours,

                                 SHAW PITTMAN LLP

                                 By: John Harper, PC, Partner

                                 By:
                                    ____________________________________________
                                          John Harper, President